                                                                      EXHIBIT 11


                          AFTERMARKET TECHNOLOGY CORP.

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)


                                                           For the years ended December 31,
                                                              1996                 1997                 1998       (a)
                                                        -----------------    ------------------   -----------------

Income (loss) before extraordinary items                         $ 16,299             $ 23,003            $ (7,115)

Extraordinary items - net of income taxes                              --               (3,749)               (703)

                                                        ------------------   ------------------   -----------------
                                                        ------------------   ------------------   -----------------

Net income (loss) per statements of income                       $ 16,299             $ 19,254            $ (7,818)
                                                        ------------------   ------------------   -----------------
                                                        ------------------   ------------------   -----------------


Shares:

Weighted average common shares outstanding                     12,203,021           17,496,173          19,985,850

Net effect of stock options granted during the twelve
    months prior to the Company's filing of its initial
    public offering, calculated using the
    treasury stock method at an offering price
    of $13.50 per share (pro forma)                               523,772                   --                  --

Net effect of stock options and warrants outstanding,
    excluding those discussed above, calculated
    using the treasury stock method at the
    average price for the period                                1,242,824            1,839,186          n/a        (b)

Number of shares of common stock assumed to be
    issued in the Company's initial
    public offering whose net proceeds would be
    used to redeem the outstanding
    preferred stock including accrued
    dividends (pro forma)                                       1,948,767                   --                  --

                                                        ------------------   ------------------   -----------------

Total                                                          15,918,384           19,335,359          19,985,850
                                                        ------------------   ------------------   -----------------
                                                        ------------------   ------------------   -----------------

Per common share - diluted:
    Income before extraordinary items                              $ 1.02               $ 1.19             $ (0.36)
    Extraordinary items                                                --                (0.20)              (0.03)

                                                        ------------------   ------------------   -----------------
                                                        ------------------   ------------------   -----------------
Net income (loss) per share                                        $ 1.02               $ 0.99             $ (0.39)
                                                        ------------------   ------------------   -----------------



(a) The December 31, 1996 share data includes the pro forma effects of the Company's initial public offering.

(b) Due to the loss reported in 1998, the applicable share calculation above excludes the antidulitive effect of stock options and warrants.




                                       64